Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of Park Sterling and First Capital and have been prepared to illustrate the effects of the merger involving Park Sterling and First Capital under the acquisition method of accounting with Park Sterling treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of First Capital, as of the effective date of the merger, will be recorded by Park Sterling at their respective fair values and the excess of the merger consideration over the fair value of First Capital’s net assets will be allocated to goodwill.

The unaudited pro forma condensed combined financial information combines the historical financial information of Park Sterling and First Capital as of and for the nine-month period ended September 30, 2015 and for the year ended December 31, 2014, and has been derived from and should be read in conjunction with the audited and unaudited financial statements of Park Sterling and First Capital incorporated by reference or included in this Proxy Statement/Prospectus. The unaudited pro forma condensed consolidated balance sheet gives effect to the merger as if the merger had been consummated on September 30, 2015. The unaudited pro forma consolidated statements of income dated as of September 30, 2015 and December 31, 2014 give effect to the merger as if the merger had been consummated on January 1, 2014.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) First Capital’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of Park Sterling’s stock varies from the assumed $5.54 per share; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Accounting Standards Codification Topic 805 “Business Combinations” (“ASC Topic 805”) is used for all business combinations and provides that an acquirer be identified for each business combination.

ASC Topic 805 states the acquisition date as the date the acquirer obtains control of the acquiree. This is typically the closing date and is used to measure the fair value of the consideration paid. When the acquirer issues equity instruments as full or partial payment for the acquiree, the fair value of the acquirer’s equity instruments will be measured at the acquisition date, rather than an earlier measurement date that was required under prior accounting guidance. Under ASC Topic 805 all loans are transferred at fair value, including adjustments for credit and no allowance is carried over. Transaction costs are excluded from the acquisition accounting. They are instead accounted for under other generally accepted accounting principles, which may mean the costs are expensed as incurred (e.g., due diligence costs), or, to the extent applicable, treated as a cost of issuing equity securities. ASC Topic 805 requires costs associated with restructuring or exit activities that do not meet the recognition criteria in ASC Topic 420 “Exit or Disposal Cost Obligations” as of the acquisition date to be subsequently recognized as post-combination costs when those criteria are met.

ASC Topic 805 also provides the accounting guidance for identifying and recognizing intangible assets separately from goodwill. The application of ASC Topic 805 was considered in arriving at the unaudited pro forma results in the tables provided below, including the tabular presentation immediately below, which cross-references the required disclosures under ASC Topic 805.

Pro Forma Condensed Combined Financial Information (Unaudited)

Pro Forma Condensed Consolidated Balance Sheet

as of September 30, 2015

(Dollars in thousands, except per share data)

(Sub-totals may not add due to rounding)

	Historical		Pro Forma before Adjustments	9/30/2015 Pro Forma Adjustments		Pro Forma after Adjustments
	Park Sterling Corporation	First Capital Bancorp
ASSETS
Cash and due from banks	$16,096	$15,772	$31,868	$(11,782)	A	$20,086
Interest-earning balances at banks	41,230	2,250	43,480	(25,769)	B	17,711
Federal funds sold	920	3,695	4,615	—		4,615
Investment securities available-for-sale, at fair value	401,820	78,032	479,852	—		479,852
Investment securities held-to-maturity, at amortized cost	109,072	2,368	111,440	201	C	111,641
Nonmarketable equity securities	11,377	3,736	15,113	—		15,113
Loans held for sale	5,145	—	5,145	—		5,145
Loans	1,700,124	495,297	2,195,421	6,659	D	2,193,156
				(9,000)	D
				76	D
Allowance for loan losses	(8,742)	(7,866)	(16,608)	7,866	E	(8,742)

Net loans	1,691,382	487,431	2,178,813	5,601		2,184,414

Premises and equipment, net	56,948	11,935	68,883	(465)	F	68,418
Accrued interest receivable	4,959	1,849	6,808	—		6,808
Other real estate owned – noncovered	7,087	495	7,582	—		7,582
Other real estate owned – covered	1,056	—	1,056	—		1,056
Bank-owned life insurance	58,286	10,138	68,424	—		68,424
FDIC loss share receivable	1,190	—	1,190	—		1,190
Goodwill	29,197	—	29,198	27,360	G	56,556
Intangible assets	9,918	—	9,918	2,716	H	12,634
Deferred tax asset	29,711	3,834	33,545	(2,354)	I	34,847
				3,656	A
Other assets	9,740	1,718	11,457	—		11,458

Total assets	$2,485,134	$623,253	$3,108,387	$(837)		$3,107,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$370,815	$97,922	$468,737	$—		$468,737
Interest-bearing	1,576,043	422,606	1,998,649	1,762	J	2,000,411

Total deposits	1,946,858	520,528	2,467,386	1,762		2,469,148
Short-term borrowings	130,000	—	130,000	—		130,000
Long-term borrowings	55,000	35,000	90,000	584	K	90,584
Subordinated debt	24,092	9,987	34,079	(746)	L	33,333
Accrued interest payable	406	35	441	—		441
Accrued expenses and other liabilities	44,573	4,332	48,905	126	M	49,031

Total liabilities	2,200,929	569,882	2,770,811	1,726		2,772,537
Shareholders’ equity:
Common stock	44,909	129	45,038	(129)	N	53,247
				8,338	N
Additional paid-in capital	222,587	48,713	271,300	(48,713)	N	265,058
				48,358	N
				(5,888)	A
Retained earnings / (accumulated deficit)	17,692	4,269	21,961	(4,269)	N	17,692
Accumulated other comprehensive income	(983)	260	(723)	(260)	N	(983)

Total shareholders’ equity	284,205	53,371	337,576	(2,563)		335,014

Total liabilities and shareholders’ equity	$2,485,134	$623,253	$3,108,387	$(837)		$3,107,550

Common shares issued and outstanding	44,909,447	12,923,392		8,337,757		53,247,204
Total book value per share	$6.47	$4.13				$6.29

*	See accompanying notes to the unaudited pro forma condensed combined financial information.

Pro Forma Condensed Combined Financial Information (Unaudited)

Pro Forma Condensed Consolidated Statements of Income

For the Nine Months Ended September 30, 2015

(Dollars in thousands, except per share data)

	Historical
	Park Sterling Corporation	First Capital Bancorp	Pro Forma before Adjustments	Pro Forma Adjustments		Pro Forma after Adjustments
Interest income
Loans, including fees	$58,253	$18,065	$76,318	$(2,241)	O	$74,077
Taxable investment securities	7,935	884	8,819	—		8,819
Tax-exempt investment securities	433	100	533	—		533
Nonmarketable equity securities	391	151	542	—		542
Interest on deposits at banks	61	52	113	(31)	P	82

Total interest income	67,073	19,252	86,325	(2,272)		84,053

Interest expense
Money market, NOW and savings deposits	1,706	505	2,211	—		2,211
Time deposits	2,299	2,440	4,739	(972)	Q	3,767
Short-term borrowings	241	—	241	—		241
Long-term borrowings	394	483	877	(88)	R	789
Subordinated debt	1,027	280	1,307	27	S	1,334

Total interest expense	5,667	3,708	9,375	(1,033)		8,342

Net interest income	61,406	15,544	76,950	(1,239)		75,711
Provision for loan losses	314	(145)	169	—		169

Net interest income after provision for loan losses	61,092	15,689	76,781	(1,239)		75,542
Noninterest income
Service charges on deposit accounts	3,495	226	3,721	—		3,721
Income on fiduciary activities	2,327	—	2,327	—		2,327
Commissions from sales of mutual funds	388	—	388	—		388
Income from capital markets	1,030	—	1,030	—		1,030
Gain on sale of securities available-for-sale	54	120	174	—		174
ATM and card income	1,860	139	1,999	—		1,999
Mortgage banking income	2,607	—	2,607	—		2,607
Income from bank-owned life insurance	2,379	237	2,616	—		2,616
Amortization of indemnification asset	(601)	—	(601)	—		(601)
Loss share true-up liability expense	(120)	—	(120)	—		(120)
Other noninterest income	301	605	906	—		906

Total noninterest income	13,720	1,327	15,047	—		15,047

Noninterest expense
Salaries and employee benefits	30,404	6,477	36,881	—		36,881
Occupancy and equipment	7,638	1,223	8,861	(26)	T	8,835
Advertising and promotion	991	360	1,351	—		1,351
Legal and professional fees	1,930	419	2,349	—		2,349
Deposit charges and FDIC insurance	1,226	275	1,501	—		1,501
Data processing and outside service fees	4,956	771	5,727	—		5,727
Communication fees	1,619	829	2,448	—		2,448
Core deposit intangible amortization	1,042	—	1,042	204	U	1,246
Net cost of operation of other real estate owned	430	140	570	—		570
Loan and collection expense	547	27	574	—		574
Postage and supplies	389	147	536	—		536
Other noninterest expense	4,619	1,178	5,797	—		5,797

Total noninterest expense	55,791	11,846	67,637	178		67,815

Income (loss) before income taxes	19,021	5,170	24,191	(1,417)		22,774
Income tax expense	6,190	1,662	7,852	(487)	V	7,365

Net income	$12,831	$3,508	$16,339	$(929)		$15,410

Earnings per common share	$0.29	$0.28				$0.29
Diluted earnings per common share	$0.29	$0.24				$0.29
Dividends per common share	$0.09	$0.01				$0.09
Average common shares outstanding	43,949,557	12,638,000		8,337,757		52,287,314
Diluted average common shares outstanding	44,294,191	14,865,000		8,337,757		52,631,948

*	See accompanying notes to the unaudited pro forma condensed combined financial information.

Pro Forma Condensed Combined Financial Information (Unaudited)

Pro Forma Condensed Consolidated Statements of Income

For the Year Ended December 31, 2014

(Dollars in thousands, except per share data)

	Historical
	Park Sterling Corporation	First Capital Bancorp	Pro Forma before Adjustments	Pro Forma Adjustments		Pro Forma after Adjustments
Interest income
Loans, including fees	$74,867	$22,773	$97,640	$(2,907)	O	$94,733
Taxable investment securities	9,318	1,398	10,716	—		10,716
Tax-exempt investment securities	631	131	762	—		762
Nonmarketable equity securities	362	196	558	—		558
Interest on deposits at banks	119	34	153	(41)	P	112

Total interest income	85,297	24,532	109,829	(2,949)		106,880

Interest expense
Money market, NOW and savings deposits	2,270	707	2,977	—		2,977
Time deposits	3,155	3,524	6,679	(1,151)	Q	5,528
Short-term borrowings	86	—	86	—		86
Long-term borrowings	513	452	965	(117)	R	848
Subordinated debt	1,631	485	2,116	36	S	2,152

Total interest expense	7,655	5,168	12,823	(1,232)		11,591

Net interest income	77,642	19,364	97,006	(1,717)		95,289
Provision for loan losses	(1,286)	(352)	(1,638)	—		(1,638)

Net interest income after provision for loan losses	78,928	19,716	98,644	(1,717)		96,927

Noninterest income
Service charges on deposit accounts	3,881	332	4,213	—		4,213
Income on fiduciary activities	2,748	—	2,748	—		2,748
Commissions from sales of mutual funds	452	—	452	—		452
Income from capital markets	—	—	—	—		—
Gain on sale of securities available-for-sale	180	425	605	—		605
ATM and card income	2,632	171	2,803	—		2,803
Mortgage banking income	2,641	55	2,696	—		2,696
Income from bank-owned life insurance	2,688	320	3,008	—		3,008
Amortization of indemnification asset	(3,203)	—	(3,203)	—		(3,203)
Loss share true-up liability expense	(587)	—	(587)	—		(587)
Other noninterest income	2,521	519	3,040	—		3,040

Total noninterest income	13,953	1,822	15,775	—		15,775

Noninterest expense
Salaries and employee benefits	39,538	8,631	48,169	—		48,169
Occupancy and equipment	10,409	818	11,227	(38)	T	11,189
Advertising and promotion	1,494	487	1,981	—		1,981
Legal and professional fees	3,486	411	3,897	—		3,897
Deposit charges and FDIC insurance	1,491	370	1,861	—		1,861
Data processing and outside service fees	6,449	939	7,388	—		7,388
Communication fees	1,974	—	1,974	—		1,974
Core deposit intangible amortization	1,269	—	1,269	272	U	1,541
Net cost of operation of other real estate owned	817	(87)	730	—		730
Loan and collection expense	1,350	—	1,350	—		1,350
Postage and supplies	667	—	667	—		667
Other noninterest expense	4,990	3,486	8,476	—		8,476

Total noninterest expense	73,934	15,055	88,989	234		89,223

Income (loss) before income taxes	18,947	6,483	25,430	(1,957)		23,479
Income tax expense	6,058	2,095	8,153	(671)	V	7,482

Net income	$12,889	$4,388	$17,277	$(1,280)		$15,997

Dividends on preferred stock	—	24	24	—		24

Net income allocable to common shareholders	$12,889	$4,364	$17,253	$(1,280)		$15,973

Earnings per common share	$0.29	$0.35				$0.31
Diluted earnings per common share	$0.29	$0.30				$0.30
Dividends per common share	$0.08	n/a				$0.08
Average common shares outstanding	43,924,457	12,530,000		8,337,757		52,262,214
Diluted average common shares outstanding	44,247,000	14,724,000		8,337,757		52,584,757

*	See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting. Balance sheet data is presented as of September 30, 2015 and assumes the merger involving Park Sterling and First Capital was completed on that date. Income statement data is presented to give effect to the merger as if it had occurred on January 1, 2014. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger been consummated at the beginning of the periods presented nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to the current presentation. The merger, which is currently expected to be completed in the first quarter of 2016, provides that the merger consideration to be paid by Park Sterling will be approximately 70% in shares of Park Sterling common stock and approximately 30% in cash, and is subject to satisfaction of customary closing conditions, including First Capital shareholder approval and regulatory approvals.

The unaudited pro forma condensed combined financial information includes preliminary estimated adjustments to record assets and liabilities of First Capital at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of First Capital’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts, and other items of First Capital as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to First Capital’s shareholders’ equity including results of operations from October 1, 2015 through the date the merger is completed will also change the amount of goodwill recorded.

Note 2 – Accounting Policies and Financial Statement Classifications

The accounting policies of both Park Sterling and First Capital are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined. There are currently no material transactions between Park Sterling and First Capital in relation to the unaudited pro forma condensed combined financial information.

Note 3 – Merger – Related Charges

In connection with the merger, the plan to integrate Park Sterling’s and First Capital’s operations is still being developed. The total merger -related costs have been preliminarily estimated to be approximately $11.8 million ($8.1 million after tax) and are included in the unaudited pro forma condensed consolidated balance sheet in accordance with disclosure guidelines. These estimates are based on current managerial assumptions regarding the operations and activities of the combined companies. The specific details of these plans will continue to be refined over the next several months as business units and functional areas from Park Sterling and First Capital work together to finalize their operating models. This effort is designed to assess the two companies’ product offerings, organizational structure, operating platforms information technology, distribution network, operating policies and procedures, employee benefit plans, supply chain methodologies, and service contracts to determine optimum strategies to serve customers and realize cost savings. Management is unable to determine the exact period over which merger costs will be recognized until this integration planning is completed. However, management does not anticipate realizing the full $11.8 million in merger costs estimated above at consummation. The following table provides a breakdown of the estimated merger-related charges.

(Dollars in thousands)	Estimated Merger- Related Charges
	Total	Actual Through September 30, 2015	Remaining	Estimated Timing of Recognition
Employee-Related Expense	$4,547	$—	$4,547	Within 12 months of merger consummation
Technology and Operations Integration	3,448	—	3,448	Within 6 months of merger consummation
Legal and Professional Fees	1,200	—	1,200	Within 12 months of merger consummation
Investment Banking Fees	1,500	—	1,500	At merger consummation
Other Merger-Related Expenses	1,087	—	1,087	Within 12 months of merger consummation

	$11,782	$—	$11,782

Note 4 – Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

Balance Sheet Adjustments

A	Cash was adjusted to reflect estimated initial merger-related expenses of $11.8 million. See Note 3, Merger -Related Charges, above. Deferred taxes were also adjusted to reflect the tax effect of initial merger-related expenses of $3.7 million.

B	Interest-earning balances at banks were adjusted to reflect the payment of cash merger consideration of an estimated $25.8 million.

C	Investments held-to-maturity were adjusted to reflect the current market value of those securities. Park Sterling anticipates selling these securities at merger consummation.

D	Loans were adjusted a net $(2.2) million which reflects the estimated credit portion of the fair value adjustment of $9.0 million (credit), the estimated fair value based upon current interest rates for similar loans of $6.7 million (debit) and the write-off of First Capital’s current ASC 310-20 deferred net loan fees of $0.1 million (debit). Park Sterling identified a net $2.3 million in net preliminary estimated fair value adjustments to First Capital’s loan portfolio during due diligence. Both the estimated credit and interest portions of the mark are required under ASC Topic 805. Park Sterling has engaged a third-party advisor to assist in determining the final fair value adjustments. Actual fair value adjustments may be revised based upon existing exposures, market conditions or other factors at the time of merger.

The interest rate portion of the fair value adjustment ($6.7 million) was determined by comparing the pricing on First Capital’s existing loan exposures to current market benchmarks. Exposures were analyzed based on loan type, risk rating and maturity. This adjustment will be amortized into income over the estimated lives of these loans.

The credit portion of the fair value adjustment ($9.0 million) was determined by estimating remaining loss content in the loan portfolio as required under ASC Topic 805. This amount is an estimate of the contractual cash flows not expected to be collected over the estimated lives of these loans as determined by Park Sterling during due diligence. The scope of this due diligence, which was conducted as of July 31, 2015, included approximately $497.1 million in total loans, of which $273.7 million, or 55%, were evaluated through individual file reviews, and $223.4 million, or 45%, through extrapolation of findings from the individual file reviews and quantitative modeling. Individual file reviews included evaluation of factors such as a borrower’s balance sheet strength, earnings capability, cash flow generation, collateral value and, if applicable, guarantor strength. Quantitative modeling included evaluation of roll rate analysis and estimates of probability of default and loss given default. Both approaches represent Park Sterling’s judgment regarding the potential credit losses in First Capital’s loan portfolio based upon assumptions regarding potential migration of First Capital’s loan portfolio in future periods and assumptions regarding potential disposition strategies for problem assets.

During due diligence, Park Sterling segregated and evaluated the portfolio by loan type. Within each loan type, loans were further segregated and evaluated by performance characteristics such as loan grade and payment status (i.e., 30 days past due, 60 to 89 days past due, 90 plus days past due, nonaccrual). Through this evaluation, approximately $15.0 million of loans were estimated to be purchased credit-impaired (loans for which it is probable, at acquisition, that the acquirer will be unable to collect all contractually required payments). A breakdown of the purchased credit-impaired and purchased performing loans by loan type, as well as the credit mark allocation, is shown in the tables below. These values represent the loan balances as recorded in First Capital’s loan system and exclude any loan marks or other adjustments.

(Dollars in thousands)	As of September 30, 2015
	Purchased Credit- Impaired	Purchased Performing	Total Loans
Commercial & industrial	$28	$71,925	$71,953
Commercial real estate – owner-occupied	1,587	62,990	64,577
Commercial real estate – investor income producing	820	138,439	139,259
Acquisition, construction & development	9,163	102,293	111,456
Residential mortgage	3,046	81,936	85,032
Home equity lines of credit	—	21,167	21,167
Other consumer	274	1,579	1,853

	$14,968	$480,329	$495,297

(Dollars in thousands)	Credit Mark Allocation
	$	% of Total Credit Mark
Purchased Credit-Impaired	$2,081	23%
Purchased Performing	6,919	77%

	$9,000	100%

The $16.1 million of loans estimated to be purchased credit-impaired fall within the scope of ASC 310-30, which provides recognition, measurement and disclosure guidance for loans acquired with evidence of deteriorated credit quality since origination for which it is probable, at acquisition, that the acquirer will be unable to collect all contractually required payments.

The final determination of whether acquired loans are to be accounted for as purchased credit-impaired under ASC 310-30 must be made at acquisition on either a loan-by-loan or loan-pool-by-loan-pool basis. The excess of cash flows expected to be collected over the carrying value of such loans is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or the pool of loans. The accretable yield may be affected by changes in interest rate indices, changes in prepayment assumptions and/or changes in the collectability of principal or interest payments that cause actual cash flows to differ from expected cash flows. Park Sterling is in the process of engaging a third-party advisor to assist in its implementation. Final determination of which acquired loans will be evaluated individually for accretion and impairment testing purposes, which loans will be segregated into pools, how many pools will be created and how such segregation will occur will be determined at merger consummation.

The estimate of contractual cash flows resulting from Park Sterling’s due diligence, including both the estimated interest rate portion and credit portion of the total $2.3 million fair value adjustment, differs from the allowance for loan losses under ASC Topic 450 using the incurred loss model, which estimated probable loan losses incurred as of the balance sheet date. Under the incurred loss model, losses expected as a result of future events are not recognized. When using the expected cash flow approach, these losses are considered in the valuation. Further, when estimating the present value of expected cash flows, the loans are discounted using an effective interest rate, which is not considered in the incurred loss method. Output included an estimate both of loans with evidence of deteriorated credit quality since origination and of potential credit losses.

E	First Capital’s existing allowance for loan losses was eliminated as credit losses on loans are contemplated in the fair value adjustment on loans (See Note C above).

F	Premises and equipment were adjusted by $0.5 million to reflect estimated fair value adjustments for real property.

G	As described in Note 5 – Preliminary Acquisition Accounting Allocation in the accompanying notes, based on management’s estimates of adjustments to reflect assets acquired and liabilities assumed at fair value, the aggregate purchase price to be paid by Park Sterling, assuming a price per share of Park Sterling common stock of $6.80, will result in approximately $27.4 million in preliminary goodwill in connection with the merger. Management believes this estimated goodwill appropriately reflects the potential contribution of First Capital to the Park Sterling franchise as a strong business and cultural fit that also advances Park Sterling’s objective of building a regional banking franchise in the Carolinas and Virginia. “The Merger – Park Sterling’s Reasons for the Merger” beginning on page 72 of this Proxy Statement/Prospectus for a discussion of the material factors considered by the Park Sterling board of directors in connection with its evaluation of the merger.

H	Intangible assets were adjusted by $2.7 million to establish an estimated core deposit intangible.

I	Estimated deferred tax asset arising from the credit quality fair value adjustment on loans and other fair value adjustments of assets and liabilities, less deferred tax liabilities arising from the core deposit intangible and other fair value adjustments of assets and liabilities. Estimated deferred taxes were calculated at the estimated consolidated statutory tax rate of 37.21%.

J	Time deposits were adjusted by a net $1.8 million credit to establish a new fair value adjustment on deposits at current market rates for similar products. This adjustment will be accreted into income over the estimated lives of the deposits.

K	Long-term borrowings were adjusted by $0.6 million to establish a fair value adjustment of borrowings at current interest rates for similar borrowings. This adjustment will be accreted into income over the estimated life of the borrowings. Estimated accretion was determined using the straight-line method over the remaining life of each borrowing.

L	Subordinated debt was adjusted by an estimated $0.7 million debit for a fair value adjustment at current interest rates for similar debt. This adjustment will be amortized into income over the estimated life of the debt. Estimated amortization was determined using the straight-line method, which approximates the level yield method.

M	Other liabilities were adjusted by $0.1 million to reflect the estimated fair market value adjustment for certain unfavorable leases. This adjustment will be amortized into income over the remaining life of the lease.

N	Shareholders equity was adjusted by a net $2.6 million to reflect (i) an estimated $56.7 million credit for the equity component of merger consideration; (ii) an estimated $53.4 million debit to eliminate historical shareholders’ equity of First Capital pursuant to ASC 805; and (iii) the estimated initial merger-related expenses of $5.9 million described in A above. Historic shareholders’ equity has been eliminated and consolidated shareholders’ equity has been adjusted to reflect Park Sterling’s estimated capitalization of First Capital. The pro forma adjustments reflect that (i) 70% of the total number of shares of First Capital common stock outstanding at the closing to be exchanged for 0.7748 of a share of Park Sterling common stock and the remaining 30% of the outstanding shares will be exchanged for cash at a price of $5.54 per share; (ii) 70% of the total number of First Capital warrants outstanding at the closing to be exchanged for 0.24755 of a share of Park Sterling common stock and the remaining 30% of the outstanding shares will be exchanged for cash at a price of $1.77 per share; and (iii) 100% of the total number of First Capital options outstanding at the closing to be exchanged for cash at a price of $5.54 per share less the option exercise price of $4.02 per share. Based on these assumptions, the pro forma adjustments reflect the issuance of approximately 8,400,000 shares of Park Sterling common stock with an aggregate value of $56.7 million.

Income Statement Adjustments

O	Interest income from loans has been adjusted to estimate amortization of the new interest rate mark. The accretion of the acquisition accounting adjustment related to the credit mark is currently under review and the final mark and accretion schedule will be assessed by a third party. See note C above for further discussion of the credit mark.

P	Interest income from interest-earning deposits at banks has been adjusted to estimate the reduction of interest income due to the payment of cash merger consideration of an estimated $25.8 million.

Q	Interest expense from deposits has been adjusted to estimate the amortization of the acquisition accounting adjustment related to current interest rates.

R	Interest expense from long-term borrowings has been adjusted to estimate the amortization of the acquisition accounting adjustment related to current interest rates.

S	Interest expense from subordinated debt has been adjusted to estimate the accretion of the acquisition accounting adjustment related to current interest rates.

T	Occupancy and equipment expense has been adjusted to estimate the amortization expense of the fair value adjustments for real property and the unfavorable lease.

U	Intangible amortization expense has been adjusted to estimate the amortization of incremental identifiable intangible assets recognized.

V	Income-tax expense reflects adjustment to estimated consolidated effective tax rate of 34.4%.

Note 5 – Preliminary Acquisition Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the issuance of approximately 8,400,000 shares of Park Sterling common stock totaling approximately $56.7 million as well as cash consideration of approximately $25.8 million. The merger will be accounted for using the acquisition method of accounting; accordingly Park Sterling’s cost to acquire First Capital will be allocated to the assets (including identifiable intangible assets) and liabilities of First Capital at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table.

(Dollars in thousands, except per share data)	September 30, 2015
Pro Forma purchase price
First capital common stock	12,923,392
Closing price per share of Park Sterling common stock (1)	$6.80
70% Stock consideration
Park Sterling common stock		9,046,374
Exchange ratio		0.77480

Total shares of Park Sterling stock exchanged	$47,662	7,009,131
30% Cash consideration at $5.54 per share	$21,479

Total pro forma purchase price – common stock	$69,141

First Capital warrants	7,667,286
Closing price per share of Park Sterling common stock (1)	$6.80
70% Stock consideration
Park Sterling common stock		5,367,100
Exchange ratio		0.24755

Total shares of Park Sterling stock exchanged	$9,035	1,328,626
30% Cash consideration at $1.77 per share	$4,071

Total pro forma purchase price – warrants	$13,106

First Capital options	143,800
Closing price per share of Park Sterling common stock (1)	$6.80
30% Cash consideration at $5.54 per share	$219

Total pro forma purchase price – options	$219

TOTAL PRO FORMA PURCHASE PRICE	$82,465

Preliminary allocation of the pro forma purchase price
First Capital shareholders’ equity	53,371
Estimated First Capital Merger-Related Expenses (after-tax)	(2,238)
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Investments held to maturity	201
Loans	(2,265)
Allowance for loan losses	7,866
Premises and equipment, net	(465)
Intangible assets	2,716
Deferred taxes	(2,354)
Deposits	(1,762)
Long-term borrowings	(584)
Subordinated debt	746
Accrued expenses and other liabilities	(126)

Fair value of net assets acquired	55,106

Preliminary pro form a goodwill resulting from the merger	$27,360

(1)	Assumed closing price.

Note 6 – Pro Forma Capital Ratios

The following table sets forth pro forma capital ratios for the combined company based upon the unaudited pro forma condensed combined financial information as of September 30, 2015:

	Capital Ratios at September 30, 2015
	Actual		Minimum Basel III Phase In Requirement		Minimum Basel III Fully Phased In Requirements		Well Capitalized Requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$301,634	12.49%	$193,151	8.00%	$253,511	10.50%	$241,439	10.00%
Tier 1 capital (to risk-weighted assets)	292,891	12.13%	144,863	6.00%	205,223	8.50%	193,151	8.00%
Common equity Tier 1 capital (to risk-weighted assets)	276,872	11.47%	108,648	4.50%	169,007	7.00%	156,935	6.50%
Tier 1 capital (to average assets)	292,891	9.61%	121,939	4.00%	121,939	4.00%	152,424	5.00%